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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           ---------------------------


                                   FORM 8-A/A

                           AMENDMENT NO. 1 TO FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                           ---------------------------


                                MEDPARTNERS, INC.
             (Exact name of registrant as specified in its charter)

                DELAWARE                                         63-1151076
(State of incorporation or organization)                      (I.R.S. Employer
                                                             Identification No.)


         3000 GALLERIA TOWER
              SUITE 1000
          BIRMINGHAM, ALABAMA                                       35244
(Address of principal executive offices)                          (Zip Code)


If this form relates to the               If this form relates to the
registration of a class of securities     registration of a class of securities
pursuant to Section 12(b) of the          pursuant to Section 12(g) of the
Exchange Act and is effective pursuant    Exchange Act and is effective pursuant
to General Instruction A.(c), please      to General Instruction A.(d), please
check the following box. [X]              check the following box. [ ]

Securities Act registration statement file number to which this form
relates                                                         _______________
                                                                (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:


          Title of Each Class to                  Name of Each Exchange on Which
             be so Registered                     Each Class is to be Registered
             ----------------                     ------------------------------
 Common Stock, par value $.001 per share           New York Stock Exchange, Inc



Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
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                                (Title of Class)

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

Authorized Capital Stock

         The MedPartners, Inc. ("Registrant") Third Restated Certificate of Incorporation (the "Certificate") provides that the Registrant may issue 9,500,000 shares of Preferred Stock, par value $.001 per share (the "Preferred Stock"), 500,000 shares of Series C Preferred Stock, par value $.001 per share (the "Series C Preferred Stock"), and 400,000,000 shares of Common Stock, par value $.001 per share (the "Common Stock).

Common Stock

         Holders of the Common Stock are entitled to one vote for each share held of record for the election of members to the board of directors of the Registrant (the "Board") and on all matters to be submitted to a vote of the stockholders and do not have preemptive rights. Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board out of funds legally available therefor. All outstanding shares of Common Stock are fully paid and nonassessable. In the event of any liquidation, dissolution or winding-up of the affairs of the Registrant, holders of Common Stock will be entitled to share ratably in the assets of the Registrant remaining after payment or provision for payment of all of Registrant's debts and obligations and liquidation payments to holders of any outstanding shares of Preferred Stock.

Preferred Stock

         The Board, without further stockholder authorization, is authorized to issue shares of Preferred Stock in one or more series and to determine and fix the rights, preferences and privileges of each series, including dividend rights and preferences over dividends on the Common Stock and one or more series of Preferred Stock, conversion rights, voting rights (in addition to those provided by law), redemption rights and the terms of any sinking fund therefor, and rights upon liquidation, dissolution or winding up, including preferences over the Common Stock and one or more series of Preferred Stock. The issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, may have the effect of delaying, deferring or preventing a change in control of Registrant or an unsolicited acquisition proposal. See "Stockholder Rights Plan."

Certain Provisions of the Certificate of Incorporation and the DGCL.

         Classified Board of Directors. The Certificate and the Second Amended and Restated Bylaws as amended, by the First Amendment to the Second Amended and Restated Bylaws (the "Bylaws") provide for the Board to be divided into three classes of directors, as nearly equal in number as is reasonably possible, serving staggered three year terms so that approximately one-third of the director's term expire at each annual meeting of stockholders of Registrant.

         Registrant believes that a classified board of directors will help to assure the continuity and stability of the Board and Registrant's business strategies and policies as determined by the Board since a majority of the directors at any given time will have had prior experience as directors of Registrant. Registrant believes that this, in turn, will permit the Board to more effectively represent the interests of stockholders.

         With a classified board of directors, at least two annual meetings of stockholders, instead of one, will generally be required to effect a change in the majority of the Board. As a result, a provision relating to a classified Board may discourage proxy contests for the election of directors or purchases of a substantial block of the Common Stock because its provisions could operate to prevent obtaining control of the Board in a relatively short period of time. The classification provision could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of Registrant. Under the DGCL, unless the certificate of incorporation otherwise provides, a director on a classified board may be removed by the stockholders of the corporation only for cause. The Certificate does not provide otherwise.

         Advance Notice Provisions for Stockholder Nominations of Directors and other Business at Stockholder Meetings. The Bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board or a committee thereof, of candidates


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
for election as directors (the "Nomination Procedure") and with regard to other matters to be brought by stockholders before an annual meeting of stockholders of Registrant (the "Business Procedure").

         The Nomination Procedure requires that a stockholder give prior written notice, in proper form, of a planned nomination for the Board to the Corporate Secretary of Registrant. The requirements as to the form and timing of that notice are specified in the Bylaws. If the Chairman of the Board determines that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director.

         Under the Business Procedure, a stockholder seeking to have any business conducted at an annual meeting must give prior written notice, in proper form, to the Corporate Secretary of Registrant. The requirements as to the form and timing of that notice are specified in the Bylaws. If the Chairman of the Board determines that the other business was not properly brought before such meeting in accordance with the Business Procedures, such business will not be conducted at such meeting.

         Although the Bylaws do not give the Board any power to approve or disapprove stockholder nominations for the election of directors or of any other business desired by stockholders to be conducted at an annual or any other meeting, the Bylaws (i) may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed or (ii) may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of Registrant.

         Delaware Takeover Statute. Registrant is subject to Section 203 of the DGCL which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. An "interested stockholder" is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or
(b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

Stockholder Rights Plan

         The Registrant has entered into a Stockholders' Rights Agreement granting holders of Common Stock certain rights (the "Rights Plan"). A description of the Rights Plan is contained in the Registration Statement filed with the Securities and Exchange Commission (the "Commission") on Form 8-A under the Securities Exchange Act of 1934 (the "Exchange Act") on July 11, 1997, which is incorporated herein by this reference. Such description is qualified in its entirety by the MedPartners, Inc. Stockholders' Rights Plan, as amended by Amendment No. 1. to the Stockholders' Rights Plan of MedPartners, Inc. and Amendment No. 2 to the Stockholders' Rights Plan of MedPartners, Inc. each of which are incorporated, by reference, as exhibits to this Registration Statement.

ITEM 2.  EXHIBITS.

         3.1 MedPartners, Inc. Third Restated Certificate of Incorporation, filed as Exhibit (3)-1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, is hereby incorporated herein by reference.


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
         3.2 Second Amended and Restated Bylaws of MedPartners, Inc. filed as Exhibit (3)-2 to the Registrant's Registration Statement filed on Form S-1 (Registration No. 333-12465) as amended by Form S-1/A filed on October 3, 1996, is hereby incorporated herein by reference.

         3.3 First Amendment to the Second Amended and Restated Bylaws of MedPartners.

         4.1      MedPartners, Inc. Stockholders' Rights Plan, filed as Exhibit
                  (4)-1 to Registrant's Registration Statement on Form S-4 (Registration No. 333-00774) is hereby incorporated by reference.

         4.2 Amendment No. 1 to the Stockholders' Rights Plan of MedPartners, Inc., filed as Exhibit (4)-2 to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, is hereby incorporated herein by reference.

         4.3 Amendment No. 2 to the Stockholders' Rights Plan of MedPartners, Inc., filed as Exhibit (4)-2 to Registrant's Registration Statement on Form S-3 (Registration No. 333-17339), is hereby incorporated herein by reference.








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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                    MEDPARTNERS, INC.


                                    /s/ E. Mac Crawford
                                    --------------------------------------------
                                    By: E. Mac Crawford
                                    President and Chief Executive Officer


Date: September 11, 1998